Exhibit 10.1

Summary Sheet

Compensation For Stephen H. Kay

Summary of compensation amounts

On October 16, 2007, the Compensation Committee of the Board of Directors of Gemstar-TV Guide International, Inc. (the “Company”) approved the following compensation amounts for Stephen H. Kay, the Company’s Executive Vice President, General Counsel and Secretary, effective September 1, 2007.

1.	Base Salary – $725,000 per year

2.	Bonus – Eligible to participate in the Company’s Annual Bonus Plan

3.	Car allowance – $800 per month

Mr. Kay remains eligible to participate in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, 401(k), medical, prescription, dental, short and long-term disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), to the extent applicable generally to other peer executives of the Company.